JACOB FUNDS INC.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEBRUARY 28, 2023 (Unaudited)

April 27, 2023

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Jacob Internet Fund (the “Internet Fund”), the Jacob Small Cap Growth Fund (the “Small Cap Growth Fund”), the Jacob Discovery Fund (the “Discovery Fund”) and the Jacob Forward ETF (the “Forward ETF”), each a “Fund”, collectively the “Funds”, each a series of the Jacob Funds Inc. (the “Corporation”). The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group. The report of BBD on the financial statements of the Funds as of and for the fiscal year ended August 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended August 31, 2022, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On April 21, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen & Company, Ltd. as the Funds’ independent registered public accounting firm for the fiscal year ending August 31, 2023. During the fiscal year ended August 31, 2022, and during the subsequent interim period through March 13, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

April 27, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Jacob Funds
File no. 811-09447

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Jacob Internet Fund, Jacob Small Cap Growth Fund, Jacob Discovery Fund, and Jacob Forward ETF, each a series of Jacob Funds Inc., dated April 27, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP